CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE DESIGNATED AS [***].

CONFIDENTIAL SETTLEMENT AND CROSS-LICENSE AGREEMENT

THIS CONFIDENTIAL SETTLEMENT AND CROSS-LICENSE AGREEMENT

(hereinafter referred to as the “Agreement”) is entered into as of the date of the last signature set forth on the signature page below (the “Effective Date”) by and between Impinj, Inc., a Delaware corporation having its principal place of business at 400 Fairview Avenue North, Suite 1200, Seattle, Washington 98109 (“Impinj”), on the one hand, and NXP Semiconductors N.V., a Dutch company having a principal place of business in Eindhoven, The Netherlands (“NXP Parent”), and NXP USA, Inc., a Delaware corporation having its principal place of business at 6501 W. William Cannon Dr., Austin, TX 78735 (“NXP USA”), on the other hand. Each of NXP Parent and NXP USA may be referred to individually as a “NXP Party” or collectively as the “NXP Parties”. Each of Impinj and the NXP Parties may be referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, Impinj, and certain NXP Parent’s Subsidiaries (including NXP USA) have been engaged in multiple patent disputes, including patent litigation in Washington, California, Texas and China;

WHEREAS, the Parties have also been engaged in challenging each other’s patents at the United States Patent and Trademark Office (“PTO”), before the United States Patent and Trademark Appeals Board (“PTAB”) and before the Supreme People’s Court of China; and

WHEREAS, the Parties seek to resolve their disputes and enter into a temporary cross- license, all upon the terms specified herein.

NOW, THEREFORE, in consideration of the terms contained herein and other good and valuable consideration, the Parties agree as follows:

AGREEMENT

1.
DEFINITIONS.

As used in this Agreement, the following definitions apply:

1.1.
"Confidential Information” means (a) the terms (but not the existence) of this Agreement or (b) any other information, in any form, medium, or format, that is disclosed by one Party (“disclosing Party”) to another Party (“receiving Party”) in performance of the Agreement (including pursuant to the activities conducted in accordance with Section 7.2) and that is marked as confidential at the time of disclosure, or if unmarked (e.g., orally or visionally disclosed), is designated as being confidential at the time of disclosure; in each case, except to the extent it (a) is publicly disclosed through no fault of the receiving Party,

(b) was known to the receiving Party prior to the date of disclosure from the disclosing Party from a third party without a duty of confidentiality to the disclosing Party, or (c) is developed or ascertained by the receiving Party independently of any confidential information of the disclosing Party.

1.2.
“Control” (including, without limitation, with correlating meanings, “Controls” or “Controlled”) means the legal, beneficial or equitable ownership, direct or indirect, of more than fifty percent (50%) of (i) the aggregate of all voting or equity interests in an company or legal entity or (ii) other ownership interest of a company or legal entity representing the right to control the conduct of such company or legal entity.

1.3.
“Impinj Patents” means all Patents that Impinj or any of its Subsidiaries now or during the Term owns or otherwise has the right to license, including, without limitation, the Impinj Indicator Patents and all Patents that have been asserted by Impinj or any of its Subsidiaries against a NXP Party or any of its Subsidiaries.
1.4.
“Impinj Indicator Patents” means the [***] United States Patents listed on Exhibit A.
1.5.
“NXP Patents” means all Patents that a NXP Party or any of its Subsidiaries now or during the Term owns or otherwise has the right to license, including, without limitation all Patents that have been asserted by a NXP Party or any of its Subsidiaries against Impinj or any of its Subsidiaries.
1.6.
“Patent” means any design patent, utility patent, utility model, inventor’s certificate or other exclusive right to an invention, discovery or industrial design that is issued or recognized by a governmental authority anywhere in the world, including all post-issue forms of the foregoing.
1.7.
“Subsidiary” means, with respect to a Party, any legal entity that is directly or indirectly Controlled by such Party. Such legal entity shall be deemed a Subsidiary hereunder only for so long as such Control exists.
1.8.
“Term” means the time period starting on the Effective Date and ending on the earlier of:

(1) when no Valid Claim of any of the Impinj Indicator Patents exists and (2) the Agreement being effectively terminated as set forth in Section 7 below.

1.9.
“Valid Claim” means, with respect to a claim within any of the Impinj Indicator Patents, so long as such claim has issued and has not (a) expired, (b) been permanently abandoned (expressly or by non-payment of applicable fees), or (c) been adjudicated by a governmental authority of competent jurisdiction to be invalid or unenforceable and with respect to which (i) no further appeal can be taken or (ii) the time for appeal, if available, has passed without such appeal being initiated.
2.
IMPINJ LICENSE TO NXP PARTIES.
2.1.
License. Effective April 1, 2024 and for the remainder of the Term, Impinj hereby grants to each of the NXP Parties a non-exclusive, non-transferrable (subject to Sections 9.2 and 9.3), irrevocable, fully paid-up, worldwide license, including the limited right to sublicense pursuant to Section 2.2, under the Impinj Patents to make, have made, import, use, offer for sale (including offers for sale made by third-party agents of either of the NXP Parties or any of their Subsidiaries) and sell (including sales made by third-party agents of either of the NXP Parties or any of their Subsidiaries) any and all products, services and applications sold by a NXP Party or any of its Subsidiaries as its or their products, services or application for any and all purposes and fields of use.

2.2.
Sublicense. The license granted under Section 2.1 includes the right of each of the NXP Parties to grant sublicenses to (a) its respective Subsidiaries (but the license lasting only for the time they are Subsidiaries except as allowed under Section 9.3) and (b) direct and indirect suppliers, distributors, resellers and customers to/of a NXP Party or any of its Subsidiaries in connection with such suppliers’, distributors’, resellers’ and customers’ manufacture, import, use, offer for sale or sale of any and all products, services and applications sold by a NXP Party or any of its Subsidiaries as its or their products, services or applications, including those that have been accused by Impinj or its Subsidiary of infringement during the litigation between the Parties ongoing as of or before the Effective Date. Except as provided in the preceding sentence, the license granted under Section 2.1 does not include the right to sublicense.
3.
NXP PARTIES LICENSE TO IMPINJ.
3.1.
License. Effective April 1, 2024 and for the remainder of the Term, the NXP Parties hereby grant to Impinj a non-exclusive, non-transferrable (subject to Sections 9.2 and 9.3), irrevocable, fully paid-up, worldwide license, including the limited right to sublicense pursuant to Section 3.2, under the NXP Patents to make, have made, import, use, offer for sale (including offers for sale made by third-party agents of Impinj or any of its Subsidiaries) and sell (including sales made by third-party agents of Impinj or any of its Subsidiaries) any and all products, services and applications that are sold by Impinj or any of its Subsidiaries as its or their products, services or application for any and all purposes and fields of use.
3.2.
Sublicense. The license granted under Section 3.1 includes the right of Impinj to grant sublicenses to (a) its Subsidiaries (but the license lasting only for the time they are Subsidiaries except as allowed under Section 9.3) and (b) direct and indirect suppliers, distributors, resellers and customers to/of Impinj or any of its Subsidiaries in connection with such suppliers’, distributors’, resellers’ and customers’ manufacture, import, use, offer for sale or sale of any and all products, services and applications sold by Impinj or any of its Subsidiaries as its or their products, services or applications, including those that have been accused by a NXP Party or its Subsidiary of infringement during the litigation between the Parties ongoing as of or before the Effective Date. Except as provided in the preceding sentence, the license granted under Section 3.1 does not include the right to sublicense.
4.
RELEASES.
4.1.
Release by Impinj. Effective upon the later of March 31, 2024 and NXP USA’s payment to Impinj of the Release Payment (as defined in Section 5.1), Impinj, on behalf of itself, its Subsidiaries, and its and their respective successors and assigns, hereby irrevocably waives, releases, acquits and forever discharges each of the NXP Parties and its Subsidiaries from any and all actions, causes of action, claims, rights, demands, liabilities, losses, set-offs, damages, awards, judgments, debts, injuries, bonds, expenses (including attorneys’ fees), court costs or any other form of claim or compensation of any kind or nature in any jurisdiction, whether existing in law or in equity, known or unknown, disclosed or undisclosed, foreseeable or not foreseeable, or foreseen or not foreseen (all of the foregoing, collectively, “Liabilities”) resulting from actual or alleged direct or indirect infringement of any Impinj Patents on or before March 31, 2024. This release also extends to each of the direct and indirect suppliers, distributors, resellers and customers to/of a NXP Party or any of its Subsidiaries in connection with such suppliers’, distributors’, resellers’ and customers’ manufacture, import, use, offer for sale or sale of any and all products, services and applications sold by a NXP Party or any of its Subsidiaries before the Effective Date, including those that have been accused by Impinj or any of its Subsidiaries of infringement during the litigation between the Parties ongoing as of or before the Effective Date, and all Liabilities caused by or attributable to any such persons or entities.

4.2.
Release by NXP. Effective upon the later of March 31, 2024 and NXP USA’s payment to Impinj of the Release Payment (as defined in Section 5.1), each NXP Party, on behalf of itself, its Subsidiaries, and its and their respective successors and assigns, hereby irrevocably waives, releases, acquits and forever discharges Impinj and its Subsidiaries from any and all Liabilities resulting from actual or alleged direct or indirect infringement of any NXP Patents before the Effective Date. This release also extends to each of the direct and indirect suppliers, distributors, resellers and customers to/of Impinj or any of its Subsidiaries in connection with such suppliers’, distributors’, resellers’ and customers’ manufacture, import, use, offer for sale or sale of any and all products, services and applications sold by Impinj or any of its Subsidiaries on or before March 31, 2024, including those that have been accused by a NXP Party or any of it Subsidiaries of infringement during the litigation between the Parties ongoing as of or before the Effective Date, and all Liabilities caused by or attributable to any such persons or entities.
4.3.
Nature of Releases. Each Party acknowledges and agrees that with regard to the subject matter of the releases in Sections 4.1 and 4.2, each of the Parties expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.
PAYMENTS.
5.1.
Release Payment. As consideration for the release and dismissals granted herein, NXP USA, or another NXP Party or Subsidiary if NXP USA is unavailable or unable to pay, shall pay to Impinj the sum of $45,000,000 (“Release Payment”) within five business days of the Effective Date or within five business days of receipt by NXP USA from Impinj of a correctly completed Form W-9, whichever is later.
5.2.
Annual License Payment. As consideration for the license granted herein, on April 1, 2024, NXP USA, or another NXP Party or Subsidiary if NXP USA is unavailable or unable to pay, shall pay Impinj the amount of $15,000,000, and thereafter must pay to Impinj an annual license fee once per year on April 1 that occurs during the Term in an amount equal to $X, wherein “X” is equal to [***] times the amount that was due under this Section 5.2 on April 1 of the immediately preceding year. For example, if this Agreement is not terminated before April 1, 2025, then the amount $15,000,000 * [***]

= $[***] is due on April 1, 2025, and if this Agreement is not terminated before April 1, 2026, then the amount of $[***] * [***] = $[***] is due on April 1, 2026.

5.3.
Invoices; Payment. If requested by NXP USA, Impinj promptly will provide an invoice to NXP USA for any of the amounts properly due under this Agreement. The date of such invoice shall not affect the due dates for the payments. All payments to Impinj shall be made to the account below:

Wire Instructions:

Swift Code: [***]
Account Name: Impinj Inc. Account #: [***]

5.4.
Taxes. All payments due pursuant to this Agreement are exclusive of any current or future taxes, duties or other governmental or taxing authority charges or levies (“Taxes”) applicable thereto. The payment specified in Sections 5.1 and 5.2 shall be the amount paid by NXP USA to Impinj, without any reduction for additional amounts subject to withholding or due as a result of any Taxes that may be imposed by any taxing authority other than the U.S. federal government or the State of Washington, U.S.A. Each Party shall be responsible for reporting and paying any income taxes to which it is subject as a result of any payment hereunder.
5.5.
Late Payments. All payments which are required hereunder and are not made on the dates specified in this Agreement shall bear interest at an annual rate of twelve percent (12%), compounded monthly. If such interest rate exceeds the maximum legal rate permitted by law, then such interest rate shall be reduced to such maximum legal rate permitted by law.
6.
CONFIDENTIALITY.
6.1.
Obligations. Subject to Section 6.2, during the Term and continuing thereafter, a receiving Party will (i) maintain in confidence the Confidential Information of the disclosing Party using measures at least as stringent as such receiving Party uses to maintain in confidence its own Confidential Information of like nature, but in no event by using less than a reasonable degree of care under the circumstances; (ii) not disclose such Confidential Information to any third party without prior written consent of the disclosing Party; and

(iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

6.2.
Permitted Disclosures. Each receiving Party may disclose Confidential Information of the disclosing Party:
6.2.1.
with the prior written consent of the disclosing Party; or
6.2.2.
subject to Section 6.3.3, as required by discovery requests or a court or other legally binding order or subpoena in pending litigation, to any court, governmental body, governmental agency or arbitral body compelling such disclosure (including to enforce rights under this Agreement against another Party for breach or alleged breach hereof, to defend against allegations of breach of this Agreement by another Party, or to resolve any dispute under Section 7.2) or as may otherwise be required by law, order, rule or regulation, or in connection with an investigation by a governmental agency; in each case, provided that the receiving Party seeking to make such disclosure promptly provides notice to the disclosing Party of the need for such disclosure and takes all reasonable steps to minimize such disclosure by, for example, obtaining a protective order and/or appropriate confidentiality provisions requiring that such information to be disclosed be used only for the purpose for which such discovery request, subpoena, law, order, rule, regulation or legally binding requirement was issued and only under the highest available level of protection reasonably available (e.g., Attorneys Eyes Only).

6.3.
Terms of this Agreement. Each Party may disclose the terms of this Agreement:
6.3.1.
to its Subsidiaries and its and their respective employees, directors, lawyers, accountants, auditors, bankers, lenders and financial advisors who have a reasonable need to receive such information and only to the extent of that need, subject to non-disclosure requirements that are at least as restrictive as the terms and conditions set forth herein and restrictions that prohibit use other than strictly for the limited purpose needed;
6.3.2.
to any bona fide potential or actual acquiror of such Party in a Change of Control (as defined in Section 9.3) of such Party subject to non-disclosure requirements that are at least as restrictive as the terms and conditions set forth herein;
6.3.3.
to the extent a Party or its Subsidiary believes it is necessary to disclose based on advice of counsel to comply with any laws or regulations of the Securities Exchange Commission or other governmental authority having jurisdiction of the trading of the stock of a Party or its Subsidiary or by the securities exchange(s) on which the stock of any Party or any of its Subsidiaries is publicly traded, provided that at least the values in Sections

5.1 and 5.2 are redacted when filed to the extent permitted by any such laws or regulations (and again, a Party or its Subsidiary may rely on advice of counsel);

6.3.4.
that relate to the scope of the release or covenant not to sue or license granted to such Party under Section 4 and either Section 2 or 3 of this Agreement, respectively, to its respective suppliers, distributors, resellers and customers that are the subject of such release or license, subject to non- disclosure requirements that are at least as restrictive as the terms and conditions set forth herein; or
6.3.5.
to the extent the terms have become publicly known without a breach of this Section 6.

7.
TERM AND TERMINATION.
7.1.
Termination—Material Breach.
7.1.1.
By Impinj. In the event of a material breach of this Agreement by a NXP Party or an action by one of their Subsidiaries that creates a material breach by a NXP Party, Impinj may, in addition to any other remedies that it may have, at any time, notify the NXP Parties of the material breach. If within fourteen (14) days after such notice, the material breach has not been remedied, then Impinj may terminate this Agreement by notice to the NXP Parties with immediate effect.
7.1.2.
By a NXP Party. In the event of a material breach of this Agreement by Impinj or an action by one of its Subsidiaries that creates a material breach by Impinj, either NXP Party may, in addition to any other remedies that it may have, at any time, notify Impinj of the material breach. If within fourteen (14) days after such notice, the material breach has not been remedied, then the NXP Party may terminate this Agreement by notice to Impinj with immediate effect.
7.2.
Termination by a NXP Party Based on Cessation of Infringement. Either NXP Party may terminate this Agreement at any time after the first payment is made under Section 5.2, if (1) the NXP Party believes that none of the NXP Parties or any of their Subsidiaries in the three months preceding the date of the notice have infringed any of the then- remaining Valid Claims of the Impinj Indicator Patents (in each case, in the absence of the license granted under Section 2) in connection with the manufacture or sale of UHF RFID endpoint ICs (the “Non-infringement Termination Condition”) and (2) the Non- infringement Termination Condition is deemed confirmed by the process described below.
7.2.1.
Notice of Termination. To initiate the termination process based on this Section 7.2, either NXP Party may give notice of termination to Impinj stating therein such NXP Party’s desire to terminate based on its belief that the Non-infringement Termination Condition is satisfied (such notice, “Non-infringement Termination Notice”). Unless and until such time as this Agreement is determined not to be terminated pursuant to the process of this Section, the NXP Parties shall not have to make any further payment under Section 5.2 that becomes due after the Non-infringement Termination Notice.
7.2.2.
Response to Notice. In response to the Non-infringement Termination Notice, Impinj shall have sixty (60) days to determine whether it disputes the NXP Party’s belief that the Non-infringement Termination Condition is satisfied. During this time, Impinj may request specific information from the NXP Parties or their Subsidiaries, which information might include schematics, Verilog code, process descriptions or the equivalent, necessary to confirm the Non-infringement Termination Condition was satisfied. If the NXP Parties or their Subsidiaries do not comply with all reasonable requests for such information, then the NXP Parties will be deemed to have withdrawn any notice of termination at the end of such 60- day period, this Agreement will not be terminated, and the NXP Parties or their

Subsidiaries shall pay within thirty (30) days after such 60-day period, any payment under Section 5.2 that became due after the Non-infringement Termination Notice together with interest calculated pursuant to Section 5.5 from the original due date for the payment under Section 5.2 through the date of such payment. Without limiting the obligations of Impinj under Section 6, to the extent the NXP Party wants to avoid disclosure of any of such information that is Confidential Information to Impinj personnel, any such disclosure will be limited to outside attorneys and/or independent experts who have a strict obligation of confidentiality directly with the NXP Party.

7.2.3.
[***] Analysis. If Impinj does not agree that the Non-infringement Termination Condition was satisfied, the Parties shall, within fourteen (14) days after the end of such 60-day period, [***] to conduct an infringement analysis on all the Impinj Patents for which there is a dispute as to infringement. The [***] shall be advised of the disputes and, to the extent necessary, be given prompt access by the relevant NXP Party or its Subsidiary to any information reasonably necessary to decide the issue, subject to strict confidentiality obligations directly with the NXP Party. In connection with the analysis, the [***] shall assume that any integrated circuit sold by either of the NXP Parties or their respective Subsidiaries anywhere in the world was sold in the United States. The [***]shall have sixty (60) days after receipt of the reasonably necessary information to reach a conclusion.
7.2.4.
Ramifications of [***] Decision. If [***] the NXP Parties have shown the Non-infringement Termination Condition was satisfied, then this Agreement shall be considered terminated as of the date of the Non-infringement Termination Notice. If (i) [***] the NXP Parties did not satisfy the Non-infringement Termination Condition or (ii) the NXP Party withdraws its termination notice, then this Agreement will not be terminated, and an NXP Party or its Subsidiary shall pay within thirty (30) days any payment under Section 5.2 that became due after the Non-infringement Termination Notice together with interest calculated pursuant to Section 5.5 from the original due date for the payment under Section 5.2 through the date of such payment. If [***], then the dispute shall be resolved by arbitration as described below.
7.2.5.
Arbitration Process. Unless otherwise agreed upon, the Parties will resolve any disputes regarding the termination of this License Agreement continuing after the result of Section 7.2.4 through arbitration under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitrator(s) shall have at least ten (10) years of experience in patent litigation, and preferably background or expertise in electrical engineering or semiconductor technology. To the extent Impinj cannot agree with the NXP Parties on an arbitrator, they shall each select a qualified independent arbitrator from the AAA panel of arbitrators, and those two arbitrators shall select a third as provided by AAA rules to the extent they exist. The arbitration shall proceed in San Francisco, California unless the Parties agree otherwise. The arbitrator(s) shall be asked to determine the same issue as identified above—whether the Non-infringement Termination Condition was satisfied [***]. The validity of any of then- remaining Valid Claims within the Impinj Indicator Patents shall not be an issue or considered. The arbitration shall be conducted in a manner that, to the extent practicable, minimizes costs, but Impinj shall be allowed discovery, including document discovery and depositions, to the extent reasonably necessary to resolve the dispute under the same conditions as specified in Section 7.2.3. The arbitrator(s) shall also have discretion to allow the Parties to designate one or more experts in connection with the arbitration to the extent they deem it helpful in resolving the dispute subject to strict obligations of confidentiality directly with the relevant NXP Party. The arbitrator(s) may also choose, in addition to or in lieu of the Parties having experts, to select its/their own independent technical expert subject to strict obligations of confidentiality directly with the relevant NXP Party. The Parties and the arbitrator(s)/panel shall conduct the arbitration in an efficient manner and shall work in good faith to conclude the arbitration within [***]. The arbitrator(s) shall explain the basis for its/their decision in writing, and the decision of the arbitrator or a majority of the panel, as applicable, shall be final, binding, non-appealable and enforceable in any court having jurisdiction. The Parties shall share the cost of the arbitration equally and shall be responsible for their own attorneys’ fees and costs, unless the arbitrator(s) determines that one of the Parties took an unreasonable position. Under those circumstances, which shall be explained in writing, the arbitrator(s) may award fees and costs to the prevailing Party.

7.2.6.
Ramification of Arbitration Decision. If the NXP Party prevails in any such arbitration (i.e., the arbitrator(s) determines that the Non-infringement Termination Condition was satisfied), the Agreement shall be considered terminated as of the date of the Non-infringement Termination Notice. If Impinj prevails (i.e., the arbitrator(s) determines that the Non-infringement Termination Condition was not satisfied), the Agreement shall not be terminated, and NXP USA or another NXP Party or a Subsidiary shall pay within thirty (30) days after such decision, any payment under Section 5.2 that became due after the Non- infringement Termination Notice together with interest calculated pursuant to Section 5.5 from the original due date for the payment under Section 5.2 through the date of such payment.
7.3.
Effects of Termination.
7.3.1.
Accrued Rights and Obligations. Upon termination of this Agreement for any reason, any right or obligation of a Party remains due or owing after termination in accordance with its terms. Without limiting the foregoing, if this Agreement terminates (a) after a payment under Section 5.2 has become due but not yet been paid, then such payment remains due and payable in accordance with its terms and (b) before any one or more of the payment under Section 5.2 is due, then no such payment(s) is/are due.
7.3.2.
Survival. Upon termination of this Agreement for any reason, the Parties respective rights and obligation under the following provisions survive termination and remain in effect if and as applicable: Sections 1, 4, 5.3 - 5.5, 6,

7.3, 8, and 9.

8.
TERMINATION OF PENDING PROCEEDINGS.

As soon as practicable, but no more than ten (10) days of the Effective Date, each Party shall (or shall cause its applicable Subsidiary to) take reasonable steps to terminate by dismissal all pending litigation worldwide, including appeals, and to the extent permitted by applicable rules, withdrawal of any pending patent challenges, such as reexaminations, post-grant review or inter partes reviews before the PTO and PTAB challenging the validity of the Patents of the other Party or any of its Subsidiaries. All dismissals shall be with prejudice, with each Party bearing its own fees and costs. The Parties shall not pursue or engage in any such proceeding challenging the validity of the other Party’s patents unless required to do so and, in that circumstance, only to the extent so required.

9.
MISCELLANEOUS.
9.1.
Relationship of the Parties. Except as between the NXP Parties, nothing in this Agreement will be construed to constitute the Parties as partners or joint venturers or constitute any Party as agent of the other, nor will any similar relationship be deemed to exist between them. No Party shall hold itself out contrary to the terms of this Section and no Party shall become liable by reason of any representation, act or omission of the other contrary to the provisions of this Section.
9.2.
Assignment and Transfers. This Agreement and the licenses, rights and privileges granted hereunder shall inure to the benefit of the Parties hereto and each Party’s permitted successors and assigns. To the extent a Party assigns any patent licensed under this Agreement, the assignment shall be subject to any licenses in this Agreement. Neither Party may, without the written consent of the other Party, extend, assign or transfer any of the licenses, rights and privileges granted to it hereunder to any third party unless otherwise permitted herein and any such purported extension, transfer or assignment shall be void. Notwithstanding the foregoing, a Party may assign or otherwise transfer its rights under this Agreement without the other Party’s prior written consent pursuant to a transaction effected solely for the purposes of changing the form or jurisdiction of organization of a Party.
9.3.
Change of Control. Each Party (“Acquired Party”) shall, upon written notice to the other Parties, have the right to assign this Agreement to a third party acquiror (“Acquiror”) in a [***] (“Change of Control”), provided that, upon and after the closing of the Change of Control:
9.3.1.
[***]
9.3.2.
[***]
9.3.3.
[***]; and
9.3.4.
[***]
9.4.
No Challenges to Validity. Subject to the activities ongoing as of the Effective Date and that are the subject of Section 8, while this Agreement is in force and effect, each Party agrees not to, and will cause its Subsidiaries not to, directly or indirectly, challenge or assist (including without limitation providing prior art, except as may be required under applicable law) or cause any third party to challenge, the validity or enforceability of any of the other Party’s or its Subsidiary’s Patents in any judicial or administrative proceeding, including any proceedings relating to the enforcement of this Agreement. This provision does not prohibit a Party or its Subsidiaries from responding to subpoenas or discovery requests, or the equivalent, or raising a defense, including invalidity, in a judicial proceeding in response to a claim of infringement filed against them by another Party. This provision also does not preclude a Party or its Subsidiaries from belonging to standard setting organizations that might take actions inconsistent with this paragraph, so long as that Party does not financially contribute to, encourage, induce, direct, control or otherwise participate in such actions.
9.5.
Attorneys’ Fees. Each Party is solely responsible for its respective cost and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby, including any and all actions taken pursuant to Section 8. In any litigation involving this Agreement (independent of the arbitration provision above), the prevailing Party shall be entitled to the recovery of its reasonable attorneys’ fees and costs.
9.6.
Nature of Rights. To the extent applicable, this Agreement and all other rights, licenses, releases and privileges granted to either Party pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, 11

U.S.C. Section 101 et seq., licenses of rights to “intellectual property” as defined under Section l0l(35a) of the U.S. Bankruptcy Code.

9.7.
Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith so as to replace each invalid, illegal or unenforceable provision with a valid, legal and enforceable provision which will, in effect most nearly and fairly approach the effect of the invalid, illegal or unenforceable provision and the intent of the Parties in entering into this Agreement, with the remainder of this Agreement continuing in full force and effect.
9.8.
Waiver and Modification. No modification of any of the terms of this Agreement will be valid unless in writing and signed by the Parties. No waiver by any Party of a breach of this Agreement will be deemed a waiver by such Party of any subsequent breach. All waivers must be in writing and signed by an authorized representative of the Party against which such waiver is being asserted.
9.9.
Representations and Warranties of the NXP Parties. Each of the NXP Parties represents and warrants to Impinj that as of the Effective Date such NXP Party has the corporate power and authority to execute, deliver and bind itself to the terms of this Agreement. Further, NXP Parent specifically represents and warrants to Impinj that as of the Effective Date NXP Parent has the corporate power and authority to bind its Subsidiaries, including NXP USA, NXP B.V. and NXP Semiconductor Netherlands, B.V., to the terms of this Agreement applicable to Subsidiaries. Each of the NXP Parties further represents and warrants to Impinj that:
9.9.1.
this Agreement constitutes, and after the Effective Date will continue to constitute, a legal, valid and binding obligation of each NXP Party, enforceable against each NXP Party in accordance with its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally;
9.9.2.
no provision of this Agreement conflicts with any other agreement binding upon any of the NXP Parties, and after the Effective Date no provision of this Agreement will conflict with any other agreement binding upon any of the NXP Parties;
9.9.3.
no notice to or consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or any other person(s) or entity(ies) not a Party to this Agreement (other than the courts in the matters that are the subject of Section 8) is required to be made or obtained by any NXP Party in connection with the execution and delivery of this Agreement or the transactions contemplated hereby; and
9.9.4.
neither of the NXP Parties nor any of their Subsidiaries has assigned or otherwise transferred any portion of the matters that are the subject of Section 8 or the Liabilities that are the subject of the release in Section 4.2 to any other person or entity, and after the Effective Date none of the NXP Parties or their Subsidiaries will assign or otherwise transfer any portion of the matters that are the subject of Section 8 or the Liabilities that are the subject of the release in Section 4.2 to any person or entity.
9.10.
Representations and Warranties of Impinj. Impinj represents and warrants to each of the NXP Parties that as of the Effective Date Impinj has the corporate power and authority to execute, deliver and bind itself to the terms of this Agreement. Further, Impinj specifically represents and warrants to the NXP Parties that as of the Effective Date Impinj has the corporate power and authority to bind its Subsidiaries to the terms of this Agreement applicable to Subsidiaries and owns the Impinj Indicator Patents and has the right to grant the rights in Section 2 and Section 4 thereunder upon the terms contemplated thereby. Impinj further represents and warrants to the NXP Parties that:
9.10.1.
this Agreement constitutes, and after the Effective Date will continue to constitute, a legal, valid and binding obligation of Impinj, enforceable against Impinj in accordance with its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally;
9.10.2.
no provision of this Agreement conflicts with any other agreement binding upon Impinj, and after the Effective Date no provision of this Agreement will conflict with any other agreement binding upon Impinj;
9.10.3.
no notice to or consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or any other person(s) or entity(ies) not a Party to this Agreement (other than the courts in the matters that are the subject of Section 8) is required to be made or obtained by Impinj in connection with the execution and delivery of this Agreement or the transactions contemplated hereby; and
9.10.4.
neither Impinj nor any of its Subsidiaries has assigned or otherwise transferred any portion of the matters that are the subject of Section 8 or the Liabilities that are the subject of the release in Section 4.24.1 to any other person or entity, and after the Effective Date none of Impinj or any of its Subsidiaries will assign or otherwise transfer any portion of the matters that are the subject of Section 8 or the Liabilities that are the subject of the release in Section 4.1 to any person or entity.
9.11.
Construction and Interpretation. This Agreement has been jointly negotiated and drafted by the Parties through their respective counsel and no provision shall be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by a particular Party. Unless specified otherwise, all references to periods of days for taking certain actions in this Agreement shall be construed to refer to calendar days. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Headings of paragraphs or sections of this Agreement are for reference only and shall not be deemed to be a part of this Agreement. The word “including” shall be exemplar and inclusive but not limiting and always deemed to be followed by the words “, without limitation” if not so stated. The word “or” means in the inclusive as in “and/or”. The word “shall” is to be construed as having the same meaning as the word “will” and vice versa.
9.12.
Governing Law; Venue. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, excluding any choice of law provisions thereof. Any claim for breach of this Agreement brought by Impinj shall be brought in a court in the State of Texas having jurisdiction, and any claim for breach of this Agreement by a NXP Party shall be brought in a court in the State of Washington having jurisdiction. Solely for purposes of resolving any disputes under this Agreement, NXP Parent agrees to submit to personal jurisdiction and venue in Texas .
9.13.
Entire Agreement. This Agreement constitutes the complete and exclusive statement of the terms and conditions between the Parties and supersedes, replaces and merges all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject of this Agreement.
9.14.
Third Party Beneficiaries. Except as stated in Sections 4, 9.2 and 9.3, the provisions here are not intended for the benefit of any third party, but solely for the Parties to this Agreement.
9.15.
Notices. All notices under this Agreement shall be in writing and transmitted by email to the email address indicated below with a confirmation copy by personal delivery to such Party at the address given below, or such other address as provided by a Party by written notice in accordance with this Section which, to be effective, must be given at least ten days in advance of notice:

For Impinj: Impinj, Inc.

Attn: [***]

400 Fairview Ave. S., Suite 1200

Seattle, WA 98109

[***]

To either NXP Party:

NXP USA, Inc.

Attn: [***]

6501 William Cannon Drive West

Austin, TX 78735

[***]

9.16.
Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute one document. This Agreement may also be executed and delivered via facsimile or email.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

For and on behalf of: Impinj, Inc. /s/ Chris Diorio By: Chris Diorio Title: CEO	Date: March 12, 2024
For and on behalf of: NXP SEMICONDUCTORS N.V. /s/ Jennifer B. Waumett By: Jennifer B. Waumett Title: EVP, General Counsel	Date: March 13, 2024
For and on behalf of: NXP USA, Inc. /s/ Katherine Haight By: Katherine Haight Title: VP, Commercial Legal Support /s/ Jennifer B. Waumett By: Jennifer B. Waumett Title: EVP, General Counsel	Date: March 13, 2024 Date: March 13, 2024

EXHIBIT A

Impinj Indicator Patents

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